Exhibit 99.1.




                                         Contact: William E. Keslar
                                                  Don H. Herring
                                                  (412) 433-6870


FOR IMMEDIATE RELEASE

                   USX CORPORATION REPORTS FOURTH QUARTER AND
                      FULL YEAR 2000 MARATHON GROUP RESULTS

                             Earnings Highlights
            (Dollars in millions except per diluted share data)
                                    	4Q         4Q
                                    	2000       1999      2000      1999

Net income adjusted for special items     $386       $148     $1,308     $434
        - per diluted share               $1.25      $0.47    $4.20      $1.40

Net income (loss)                        $(310)      $171     $432       $654

Net income (loss) per diluted            $(1.00)     $0.55    $1.39      $2.11
share

Revenues and Other Income                $8,046     $7,295   $33,846   $23,707

     PITTSBURGH, January 24, 2001 -- USX-Marathon Group's (NYSE:MRO) net income adjusted for special items was $386 million, or $1.25 per diluted share, in fourth quarter 2000, compared with adjusted net income of $148 million, or 47 cents per diluted share, in fourth quarter 1999.

     The Marathon Group recorded a fourth quarter 2000 net loss of $310 million,

or $1.00 per diluted share compared to net income of $171 million or 55 cents per diluted share in the fourth quarter of 1999. Included in fourth quarter 2000 results were after-tax net charges totaling $696 million, including a $586 million non-cash adjustment related to the formation of a joint venture with

Kinder Morgan, oil and gas non-cash property impairments amounting to $115 million, and restructuring charges of $44 million including a pension settlement loss and benefit accrual, partially offset by a non-cash deferred tax benefit of

$30 million and by net gains on asset dispositions of $19 million.

The 1999 results included a $23 million favorable adjustment to deferred federal income taxes related to the outcome of a United States Tax Court case.

     The Marathon Group reported 2000 net income adjusted for special items of

$1.3 billion, or $4.20 per diluted share.

     For the year 2000, the Marathon Group recorded net income of $432 million,

or $1.39 per diluted share.  Special items for the year reduced net income by

$876 million, including the fourth quarter special items discussed above, an unfavorable $235 million one-time, non-cash deferred tax charge, and a partial offset from a $55 million after-tax gain on sale of assets.  Net income for the year 1999 was $654 million, or $2.11 per diluted share and included a favorable inventory market valuation reserve adjustment and an adjustment related to the outcome of a United States Tax Court case, partially offset by net losses from the sale of Scurlock Permian LLC, Carnegie Natural Gas Company and certain oil and gas producing properties.  The net favorable after-tax effect of 1999 special items was $220 million.

     Marathon Group revenues were $8.0 billion in fourth quarter 2000 and $33.8 billion for the year, compared with $7.3 billion and $23.7 billion in the same periods of 1999.

     Commenting on 2000 performance, USX Corporation Board Chairman Thomas J.

Usher said, "Consistently strong worldwide liquid hydrocarbon and natural gas prices combined with solid Midwest refined product margins paved the way for significantly improved operating results. During 2000, Marathon initiated a restructuring program for its upstream business which contributes to an overall workforce reduction of 24%, compared to the previous year.  Marathon also disposed of non-core operating assets and increased its ownership interests in key strategic
areas.  In the fourth quarter, Marathon recognized a $58 million pre-tax gain upon completion of the Sakhalin property exchange with Shell and received interests in the Foinaven and Ursa fields located respectively in the U.K.

Atlantic Margin area and Gulf of Mexico."

     Income for Marathon's reportable segments was $723 million in fourth quarter 2000 and $2.8 billion for the year 2000, compared with $373 million and

$1.3 billion in the same periods of 1999.

     Worldwide exploration and production (upstream) segment income totaled $405 million in fourth quarter 2000 and $1.5 billion for the year, compared with $257 million and $618 million in the same periods of 1999.

     Domestic upstream income was $332 million in fourth quarter 2000 and $1.1 billion for the year, compared with $195 million and $494 million in the same periods of 1999.  International upstream income was $73 million in fourth quarter 2000 and $420 million for the year, compared with income of $62 million and $124 million in the same periods of 1999.  The worldwide increases in both the fourth quarter and the year were primarily the result of significantly improved liquid hydrocarbon and natural gas prices.

     Refining, marketing and transportation (downstream) segment income was $305 million in fourth quarter 2000 and $1.3 billion for the year, versus $102 million and $611 million in the comparable periods of 1999. Usher noted,

"Marathon Ashland Petroleum's (MAP) third year of operations was its best.

Refining margins remained strong in the fourth quarter and overshadowed lower retail margins.  In the fourth quarter, MAP disposed of 134 non-core Speedway

SuperAmerica units, recognizing a fourth quarter pre-tax gain of $18 million."

     Other energy related businesses segment income was $13 million in fourth quarter 2000 and $38 million for the year, compared with $14 million and

$61 million in the same periods of 1999.  The 1999 results included the second quarter reversal of pipeline abandonment accruals of $10 million.

     In November 2000, the Marathon Group indicated that it would be revising downward its estimate of proved developed and undeveloped oil and gas reserves by approximately 100 million barrels of oil equivalent (BOE).  As a result of recently completed more detailed reserve analysis, at year end 2000 Marathon revised downward its estimate of proved developed and undeveloped oil and gas reserves by 167 million BOE.  These revisions are principally in Canada, the

North Sea and United States and are the result of production performance and disappointing drilling results.

     Year 2001 production is expected to average 430,000 BOE per day.  In the first quarter 2001, production is expected to average 425,000 BOE per day split evenly between liquid hydrocarbons and natural gas, excluding the planned acquisition of Pennaco Energy, Inc., announced on December 22, 2000.

     On December 28, 2000, Marathon signed a Definitive Agreement to form a joint venture with Kinder Morgan Energy Partners.  In forming the joint venture,

Marathon contributed portions of its Yates production operations while Kinder

Morgan contributed the interest in Yates that it purchased from Marathon before year-end, portions of its Sacroc assets and carbon dioxide reserves.  Marathon holds an 85% interest in the combined entity which offers synergies involving carbon dioxide enhanced recovery techniques.  The joint venture commenced operations in January 2001.

                                      *****

     This release contains forward-looking statements with respect to timing and levels of Marathon's worldwide liquid hydrocarbon and natural gas production,

and the proposed acquisition of Pennaco Energy, Inc.  Some factors that could potentially affect the drilling program and worldwide liquid hydrocarbon and natural gas production include pricing, supply and demand for petroleum products, amount of capital available for exploration and development,

regulatory constraints, timing of commencing production from new wells, drilling rig availability, the proposed acquisition of Pennaco Energy, Inc., future acquisitions of producing properties, and other geological, operating and economic considerations.  Some factors that would affect the Pennaco acquisition are resolution of lawsuits involving the Pennaco tender offer, completion of tender offer for Pennaco, and successful completion of customary closing conditions.  In accordance with the "safe harbor" provisions of the Private

Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 1999, and subsequent Form 10-Q's and Form 8-K's,

cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.

     A Statement of Operations and Preliminary Supplemental Statistics for the

Marathon Group and a consolidated Statement of Operations for USX Corporation are attached.

                        MARATHON GROUP OF USX CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                       -----------------------------------


                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  2000   1999*    2000    1999*
------------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
 Revenues                                       $8,879  $7,250 $34,474  $23,590
 Dividend and investee income                       39      11     107       69
 Net gains (losses) on disposal of assets         (880)     17    (785)       -
 Gain on ownership change in Marathon Ashland
  Petroleum LLC                                      3       6      12       17
 Other income                                        5      11      38       31
                                                ------  ------  ------   ------
   Total revenues and other income               8,046   7,295  33,846   23,707
                                                ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of revenues (excludes items shown below)   6,530   5,368  25,464   16,653
 Selling, general and administrative expenses      216     111     625      486
 Depreciation, depletion and amortization          518     272   1,245      950
 Taxes other than income taxes                   1,152   1,118   4,626    4,218
 Exploration expenses                               96      76     238      238
 Inventory market valuation credits                  -       -       -     (551)
                                                ------  ------  ------   ------
   Total costs and expenses                      8,512   6,945  32,198   21,994
                                                ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                     (466)    350   1,648    1,713
Net interest and other financial costs              44      70     236      288
Minority interest in income of Marathon Ashland
 Petroleum LLC                                     125      42     498      447
                                                ------  ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES                 (635)    238     914      978
Provision (credit) for estimated income taxes     (325)     67     482      324
                                                ------  ------  ------   ------
NET INCOME (LOSS)                                $(310)   $171    $432     $654
                                                ======  ======  ======   ======
MARATHON STOCK DATA:
 Net income (loss) per share- basic and diluted $(1.00)   $.55   $1.39    $2.11

 Dividends paid per share                          .23     .21     .88      .84

 Weighted average shares, in thousands
   - Basic                                     309,930 311,289 311,531  309,696
   - Diluted                                   309,930 311,553 311,761  310,010









*Certain amounts have been reclassified to conform to 2000 classifications.

The following notes are an integral part of this financial statement.
                        MARATHON GROUP OF USX CORPORATION
                      SELECTED NOTES TO FINANCIAL STATEMENT
                      -------------------------------------


1. The statement of operations of the Marathon Group includes the results of operations for the businesses of Marathon Oil Company (Marathon) and certain other subsidiaries of USX and a portion of USX's net financial costs, general and administrative costs and income taxes attributed to the groups in accordance with USX's accounting and tax allocation policies. This statement should be read in connection with the consolidated statement of operations of USX.

2. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

3. In the fourth quarter 2000, Marathon exchanged its 37.5 percent interest in Sakhalin Energy Investment Company Ltd. (Sakhalin Energy) for certain interests in the UK Atlantic Margin area and the U.S. Gulf of Mexico as well as reimbursement for all Sakhalin project capital expenditures made in 2000. As a result of the absence of future foreign source income from Sakhalin Energy, an additional valuation allowance of $235 million to reduce deferred federal tax benefits was recognized in the third quarter 2000.

4. In the fourth quarter 2000, the Marathon Group adopted the following accounting pronouncements primarily related to the classification of items in the statement of operations. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification. During the third quarter 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board
   (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent", which addresses whether certain cost items should be reported as a reduction of revenue or as a component of cost of sales, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers. The adoption of these new pronouncements had no net effect on the financial position or results of operations of the Marathon Group, although they required reclassifications of certain amounts in the statement of operations.
                        MARATHON GROUP OF USX CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


5. In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. This transaction will allow Marathon to expand its interests in the Permian Basin and will improve access to materials for use in enhanced recovery techniques in the Yates Field. The joint venture named MKM Partners L.P., commenced operations in January 2001 and will be accounted for under the equity method of accounting. Marathon recognized a pretax charge of $931 million in the fourth quarter 2000, related to the joint venture formation.



                        MARATHON GROUP OF USX CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                            2000    1999    2000     1999
------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS

 Exploration & Production ("E&P")
   Domestic                                      $332    $195  $1,115     $494
   International                                   73      62     420      124
                                                -----   -----   -----    -----
     Income For E&P Reportable Segment            405     257   1,535      618
 Refining, Marketing & Transportation (a)         305     102   1,273      611
 Other Energy Related Businesses (b)               13      14      38       61
                                                -----   -----   -----    -----
       Income For Reportable Segments            $723    $373  $2,846   $1,290

Items Not Allocated To Segments:

 Administrative Expenses                         $(31)   $(25)  $(136)   $(108)
 Inventory Market Valuation Reserve Adjustment      -       -       -      551
 Gain on Ownership Change in MAP                    3       6      12       17
 Impairment of Oil and Gas Properties and Assets
  Held for Sale                                  (197)    (16)   (197)     (16)
 Charge on formation of MKM Partners LP JV       (931)      -    (931)       -
 Gain/(Loss) on Disposal of Assets:
 Gain on disposition of Angus/Stellaria             -       -      87        -
 Gain on Sakhalin exchange                         58       -      58        -

 Loss on sale of Howard Glasscock Field           (39)      -     (39)       -
 Gain on sale of SSA non-core stores               18       -      18        -
 Other, net                                         -      (3)      -      (36)
                                                -----   -----  ------   ------
         Gain/(Loss) on Disposal of Assets         37      (3)    124      (36)

 Restructuring Charges including Pension
   Settlement (Loss)/Gain & Benefit Accruals      (70)     15     (70)      15
                                                -----   -----  ------   ------
     Marathon Group Income From Operations      $(466)   $350  $1,648   $1,713

CAPITAL EXPENDITURES
 Exploration & Production                        $189    $150    $742     $744
 Refining, Marketing & Transportation (a)         341     386     656      612
 Other (c)                                         17      15      27       22
                                                -----   -----   -----    -----
     Total                                       $547    $551  $1,425   $1,378

EXPLORATION EXPENSE
 Domestic                                         $36     $42    $120     $134
 International                                     60      34     118      104
                                                -----   -----   -----    -----
     Total                                        $96     $76    $238     $238

INVESTMENTS IN EQUITY METHOD INVESTEES - NET       $3     $23     $61     $128

OPERATING STATISTICS

Net Liquid Hydrocarbon Production (d):
     United States                              130.2   148.0   131.3    144.6
     Europe                                      32.6    29.4    29.3     31.6
     Other International                         30.4    38.0    35.6     30.8
                                               ------  ------  ------   ------
       Total Consolidated                       193.2   215.4   196.2    207.0
  Equity Investees                               15.9     1.9    10.8      1.1
                                               ------  ------  ------   ------
       Worldwide                                209.1   217.3   207.0    208.1

Net Natural Gas Production (e):
     United States                              744.4   776.7   730.7    754.7
     Europe (f)                                 353.4   331.5   338.2    341.9
     Other International                        140.5   142.3   143.7    162.8
                                               ------  ------ -------  -------
       Total Consolidated                      1238.3  1250.5  1212.6   1259.4
     Equity Investee                             31.1    49.1    28.8     36.3
                                              ------- ------- -------  -------
       Worldwide                               1269.4  1299.6  1241.4   1295.7
                        MARATHON GROUP OF USX CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
                                                2000     1999   2000     1999
                                               ------------------------------

OPERATING STATISTICS (continued)

Average Equity Sales Prices (g) (h):
 Liquid Hydrocarbons (per Bbl)
   Domestic                                    $25.89  $21.06  $25.11   $15.44
   International                                25.54   22.52   26.55    16.90
 Natural Gas (per Mcf)
   Domestic                                     $4.44   $2.08   $3.30    $1.90
   International                                 3.58    2.17    2.76     1.90

Crude Oil Refined (a) (d)                      857.0    824.4  900.4    888.1
Refined Products Sold (a) (d)                 1308.2   1320.0 1305.5   1251.1
Matching buy/sell volumes included in refined
       products sold (a) (d)                    43.1     30.2   52.2     45.0
MAP Merchandise Sales (a)                       $552     $543 $2,338   $2,088
--------------

 (a) Includes MAP at 100%. RM&T income for reportable segments includes Ashland's 38% interest in MAP of $117 million, $41 million, $489 million and $242 million in the fourth quarters and years of 2000 and 1999, respectively.
 (b) Includes domestic natural gas and crude oil marketing and transportation, and power generation.
 (c)  Includes other energy related businesses and corporate capital expenditures.
 (d)  Thousands of barrels per day
 (e)  Millions of cubic feet per day
 (f) Includes gas acquired for injection and subsequent resale of 10.0, 13.8, 11.3 and 19.6 mmcfd in the fourth quarters and years of 2000 and 1999, respectively.
 (g)  Prices exclude gains and losses from hedging activities.
 (h)  Prices exclude equity investees and purchase/resale gas.
                    USX CORPORATION AND SUBSIDIARY COMPANIES
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                ------------------------------------------------


                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions)                            2000   1999*    2000    1999*
-----------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
 Revenues                                     $10,274  $8,725 $40,487  $29,068
 Dividend and investee income (loss)               18       8      99      (20)
 Net gains (losses) on disposal of assets        (868)     29    (739)      21
 Gain on ownership change in Marathon Ashland
  Petroleum LLC                                     3       6      12       17
 Other income                                      10      10      42       33
                                               ------  ------  ------   ------
   Total revenues and other income              9,437   8,778  39,901   29,119
                                               ------  ------  ------   ------
COSTS AND EXPENSES:
 Cost of revenues (excludes items shown below)  7,930   6,711  31,043   21,679
 Selling, general and administrative expenses     169      54     402      203
 Depreciation, depletion and amortization         656     348   1,605    1,254
 Taxes other than income taxes                  1,211   1,164   4,861    4,433
 Exploration expenses                              96      76     238      238
 Inventory market valuation credits                 -       -       -     (551)
                                               ------  ------  ------   ------
   Total costs and expenses                    10,062   8,353  38,149   27,256
                                               ------  ------  ------   ------
INCOME (LOSS) FROM OPERATIONS                    (625)    425   1,752    1,863
Net interest and other financial costs             74      96     341      362
Minority interest in income of Marathon Ashland
 Petroleum LLC                                    125      42     498      447
                                               ------  ------  ------   ------
INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY LOSSES                            (824)    287     913    1,054
Provision (credit) for estimated income taxes    (375)     82     502      349
                                               ------  ------  ------   ------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSSES        (449)    205     411      705
Extraordinary losses on extinguishment of debt,
 net of income tax                                  -       -       -        7
                                               ------  ------  ------   ------
NET INCOME (LOSS)                                (449)    205     411      698
Dividends on preferred stock                        2       2       8        9
                                               ------  ------  ------   ------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCKS   $(451)   $203    $403     $689
                                               ======  ======  ======   ======











*Certain amounts have been reclassified to conform to 2000 classifications.
                    USX CORPORATION AND SUBSIDIARY COMPANIES
          CONSOLIDATED STATEMENT OF OPERATIONS (Continued) (Unaudited)
                             INCOME PER COMMON SHARE
          ------------------------------------------------------------


                                                Fourth Quarter       Year
                                                    Ended           Ended
                                                 December 31     December 31
(Dollars in millions, except per share amounts)  2000    1999    2000     1999
------------------------------------------------------------------------------
APPLICABLE TO MARATHON STOCK:

 Net income (loss)                              $(310)   $171    $432     $654
   - Per share             - basic and diluted   (1.00)   .55    1.39     2.11

 Dividends paid per share                          .23    .21     .88      .84

 Weighted average shares, in thousands
   - Basic                                     309,930 311,289 311,531  309,696
   - Diluted                                   309,930 311,553 311,761  310,010

APPLICABLE TO STEEL STOCK:

 Income (loss) before extraordinary losses      $(141)    $32    $(29)    $42
   - Per share - basic and diluted              (1.59)    .35    (.33)    .48

 Extraordinary losses, net of income tax            -       -       -       7
   - Per share - basic and diluted                  -       -       -     .08

 Net income (loss)                               $(141)   $32    $(29)    $35
   - Per share - basic and diluted               (1.59)   .35    (.33)    .40

 Dividends paid per share                          .25    .25    1.00    1.00

 Weighted average shares, in thousands
   - Basic                                      88,788  88,419  88,613   88,392
   - Diluted                                    88,788  88,428  88,613   88,396





















The following notes are an integral part of this financial statement.
                    USX CORPORATION AND SUBSIDIARY COMPANIES
                      SELECTED NOTES TO FINANCIAL STATEMENT
                    ----------------------------------------


1. When USX acquired Marathon in March 1982, crude oil and refined product prices were at historically high levels. USX established a new LIFO cost basis for Marathon's inventories by reference to these prices.

   Generally accepted accounting principles require that inventories be reported at the lower of recorded cost or current market value. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent increases in prices (up to the cost basis) result in credits to income from operations.

   The charges or credits to income resulting from IMV reserve adjustments affect the comparability of financial results from period to period. They also affect comparisons with other energy companies, many of which do not have such adjustments. Therefore, USX reports separately the effects of IMV reserve adjustments on financial results. In management's opinion, the effects of such adjustments should be considered separately when evaluating operating performance.

2. In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6-3/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity; therefore, none reverted back to USX.

   As a result of the above transaction, USX recorded in the first quarter of 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains (losses) on disposal of assets.

   Additionally, a $13 million credit to adjust the indexed debt to settlement value at March 31, 1999, is included in net interest and other financial costs.

   In December 1996, USX had issued the $117 million of notes indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.

   Republic Technologies International, LLC, an equity method affiliate of USX, recorded in the third quarter of 1999 an extraordinary loss related to the early extinguishment of debt. As a result, USX recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.


                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


3. In August 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). As a result of this transaction, USX recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in dividend and investee income
   (loss) in 1999. In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company LLC, is a wholly owned subsidiary of USX.

4. In the fourth quarter 2000, Marathon exchanged its 37.5 percent interest in Sakhalin Energy Investment Company Ltd. (Sakhalin Energy) for certain interests in the UK Atlantic Margin area and the U.S. Gulf of Mexico as well as reimbursement for all Sakhalin project capital expenditures made in 2000. As a result of the absence of future foreign source income from Sakhalin Energy, an additional valuation allowance of $235 million to reduce deferred federal tax benefits was recognized in the third quarter 2000.

5. In the fourth quarter 2000, USX adopted the following accounting pronouncements primarily related to the classification of items in the statement of operations. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification. During the third quarter 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board
   (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent", which addresses whether certain cost items should be reported as a reduction of revenue or as a component of cost of sales, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers. The adoption of these new pronouncements had no net effect on the financial position or results of operations of USX, although they required reclassifications of certain amounts in the statement of operations.

6. In November 2000, USX acquired U. S. Steel Kosice s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed to hold the steel operations and related assets of VSZ a.s (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK commencing November 24, 2000.

   Prior to this transaction, USX and VSZ were equal partners in VSZ U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, USX had accounted for its investment in VSZUSS under the equity method of accounting.
                    USX CORPORATION AND SUBSIDIARY COMPANIES
                SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
                -------------------------------------------------


7. In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. This transaction will allow Marathon to expand its interests in the Permian Basin and will improve access to materials for use in enhanced recovery techniques in the Yates Field. The joint venture named MKM Partners L.P., commenced operations in January 2001 and will be accounted for under the equity method of accounting. Marathon recognized a pretax charge of $931 million in the fourth quarter 2000, related to the joint venture formation.